     Exhibit 10.6
SECOND AMENDMENT TO LEASE AGREEMENT
     THIS SECOND AMENDMENT TO LEASE AGREEMENT (this “Second Amendment”) is entered into as of this 26th day of June, 2008 (the “Execution Date”), by and between BMR-9920 BELWARD CAMPUS Q LLC, a Rhode Island limited liability company (“Landlord,” f.k.a. GP Rock One, L.L.C.), and NOVAVAX, INC., a Delaware corporation (“Tenant”).
RECITALS
     A. WHEREAS, Landlord and Tenant entered into that certain Lease Agreement dated as of May 7, 2007, as amended by that certain First Amendment to Lease (the “First Amendment”) dated as of May 30, 2008 (as the same may have been amended, supplemented or otherwise modified from time to time, collectively, the “Lease”), whereby Tenant leases certain premises (the “Premises”) from Landlord at 9920 Belward Campus Drive in Rockville, Maryland (the “Building”);
     B. WHEREAS, Tenant has performed certain Alterations to the Premises;
     C. WHEREAS, Landlord and Tenant desire to modify the Lease Term; and
     D. WHEREAS, Landlord and Tenant desire to modify and amend the Lease only in the respects and on the conditions hereinafter stated.
AGREEMENT
     NOW, THEREFORE, Landlord and Tenant, in consideration of the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, agree as follows:
     1. Definitions. For purposes of this Second Amendment, capitalized terms shall have the meanings ascribed to them in the Lease unless otherwise defined herein.
     2. Lease Term. Section 2 of the First Amendment is hereby deleted in its entirety. The parties hereby agree that the Lease Term commenced on January 1, 2007 and, unless earlier terminated, the Lease Term shall expire on January 31, 2017. The period from June 27, 2008 through January 31, 2017, is referred to herein as the “Remaining Term.”
     3. Rent. Base Rent for the Remaining Term, calculated in accordance with Section 5 of this Second Amendment, shall increase in accordance with Section 2.C of the Lease.
     4. Allowance for Alterations. Section 3 of the First Amendment is hereby deleted in its entirety and replaced with the following:

          a. Landlord shall reimburse Tenant for up to Three Million Dollars ($3,000,000) (the “Allowance”) for Tenant’s construction of Alterations, to the extent completed in conformity with the Lease, Tenant’s permitted use and applicable laws. The Allowance may be applied to the costs of (i) construction and installation of HVAC, (ii) space planning, architect, engineering and other related services performed by third parties unaffiliated with Tenant, (iii) building permits and other taxes, fees, charges and levies by governmental authorities for permits or for inspections of the Alterations, and (iv) costs and expenses for labor, material, equipment and fixtures. In no event shall the Allowance be used for (v) the cost of work that is not authorized by plans approved in writing by Landlord, (w) payments to Tenant or any affiliates of Tenant, (x) the purchase of any furniture, personal property or other non-building system equipment, (y) costs resulting from any default by Tenant of its obligations under the Lease or (z) costs that are recoverable by Tenant from a third party (e.g., insurers, warrantors, or tortfeasors). Landlord acknowledges that it has reviewed and approved the following construction documents: interior renovation drawings prepared by Jacobs Engineering dated August 24, 2007, consisting of fifteen (15) drawing sheets.
          b. Provided Tenant delivers the following documentation to Landlord by June 26, 2008, the entire amount of the Allowance shall be paid to Tenant on June 27, 2008:
(i)	a statement (an “Advance Request”) requesting the total amount of the Allowance be disbursed to Tenant;

(ii)	a summary of the Alterations performed using AIA standard form Application for Payment (G 702) executed by the general contractor;

(iii)	lien releases from the general contractor and each subcontractor and material supplier with respect to the Alterations performed that correspond to the Advance Request;

(iv)	a certificate of occupancy for the Premises suitable for the permitted use;

(v)	and a Certificate of Substantial Completion in the form of the American Institute of Architects document G704, executed by the project architect and the general contractor.
     5. Base Rent. Commencing on June 27, 2008, each monthly installment of Base Rent shall be increased to include an amount equal to the monthly payment necessary to amortize the entire amount of the Allowance over the Remaining Term, at a rate of eleven percent (11%). Commencing on July 1, 2008, and on each subsequent day on which Base Rent is due during the Remaining Term, Tenant shall pay the Base Rent amount as adjusted pursuant to this Section 5, which amount shall be further adjusted in accordance with Section 2.C of the Lease. Furthermore, on July 1, 2008, Tenant shall pay the underpayment of the adjusted Base Rent for the period from June 27, 2008-June 30, 2008.
     6. Condition of Premises. Tenant acknowledges that (a) it is in possession of and is fully familiar with the condition of the Premises and, notwithstanding anything contained in the Lease or this Second Amendment to the contrary, agrees to take the same in its condition “as is” as of the Execution Date, and (b) Landlord shall have no obligation to alter, repair or otherwise prepare the Premises for Tenant’s continued occupancy or to pay for any improvements to the Premises, except for the Allowance.

     7. Broker. Tenant represents and warrants that it has not dealt with any broker or agent in the negotiation for or the obtaining of this Second Amendment and agrees to indemnify, defend and hold Landlord harmless from any and all cost or liability for compensation claimed by any such broker or agent employed or engaged by it or claiming to have been employed or engaged by it.
     8. No Default. Each party represents, warrants and covenants that, to the best of its knowledge, neither Landlord nor Tenant is in default of any of its respective obligations under the Lease and no event has occurred that, with the passage of time or the giving of notice (or both) would constitute a default by either Landlord or Tenant thereunder.
     9. Effect of Second Amendment. Except as modified by this Second Amendment, the Lease and all the covenants, agreements, terms, provisions and conditions thereof shall remain in full force and effect and are hereby ratified and affirmed. The covenants, agreements, terms, provisions and conditions contained in this Second Amendment shall bind and inure to the benefit of the parties hereto and their respective successors and, except as otherwise provided in the Lease, their respective assigns. In the event of any conflict between the terms contained in this Second Amendment and the Lease, the terms herein contained shall supersede and control the obligations and liabilities of the parties. From and after the Execution Date, the term “Lease” as used in the Lease shall mean the Lease, as modified by this Second Amendment.
     10. Miscellaneous. This Second Amendment becomes effective only upon execution and delivery hereof by Landlord and Tenant. The captions of the paragraphs and subparagraphs in this Second Amendment are inserted and included solely for convenience and shall not be considered or given any effect in construing the provisions hereof. All exhibits hereto are incorporated herein by reference.
     11. Counterparts. This Second Amendment may be executed in one or more counterparts that, when taken together, shall constitute one original.
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     IN WITNESS WHEREOF, Landlord and Tenant have hereunto set their hands as of the date and year first above written, and acknowledge that they possess the requisite authority to enter into this transaction and to execute this Second Amendment.

LANDLORD: BMR-9920 BELWARD CAMPUS Q LLC, a Rhode Island limited liability company
By:	/s/ Gary A. Kreitzer
	Name:	Gary A. Kreitzer
	Title:	Executive V.P.

TENANT: NOVAVAX, INC., a Delaware corporation
By:	/s/ L. Stigliano
	Name:	L. Stigliano
	Title:	VP, CFO